UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2009

SAN JOAQUIN BANCORP (Exact name of registrant as specified in charter)

California	000-52165	20-5002515

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

1000 Truxtun Avenue, Bakersfield, California 93301
(Address of Principal Executive Offices) (Zip Code)

661-281-0360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 24, 2009, based upon the recommendation of independent directors on the Registrant’s Compensation Committee (the "Committee"), the Company’s Board of Directors (the "Board") approved discretionary bonus awards to be paid to the Company’s Chairman of the Board and Chief Executive Officer, Bruce Maclin and the Company’s three other highest paid executive officers (together with the Chairman of the Board, the “Named Executive Officers”) for the year ended December 31, 2008. The bonuses awarded to the Named Executive Officers were substantially reduced by amounts ranging from 48.6% to 55.6%, as compared to the prior year.

For fiscal year 2009, the base salary for the Chairman of the Board and Chief Executive Officer, Mr. Maclin, was not changed from the level set by the Registrant at a meeting of the Compensation Committee on January 7, 2009 (as previously disclosed). At its meeting on January 24, 2009, based on the recommendation of the Committee, the Board decided to maintain the base salaries of its other Named Executive Officers at 2008 levels. The following table sets forth the discretionary bonus awards approved by the Board, together with the base salaries for the Named Executive Officers for the 12-month period beginning January 1, 2009:

Name	Title	Salary	Bonus

Bruce Maclin	Chairman of the Board & CEO	$ 170,004	$ 200,000
Bart Hill	President	340,008	200,000
Stephen Annis	Executive Vice President & Chief
	Financial Officer	155,040	44,831
John Ivy	Executive Vice President & Chief
	Credit Officer	155,040	44,831

All other elements of executive compensation remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN JOAQUIN BANCORP By: /s/ Stephen M. Annis

Executive Vice President and Chief Financial Officer Date: January 29, 2009